DENNY’S CORPORATION EXECUTES MANAGEMENT SUCCESSION PLAN THROUGH APPOINTMENT OF KELLI VALADE AS NEW CHIEF EXECUTIVE OFFICER AND PRESIDENT

SPARTANBURG, S.C., May 3, 2022 - Denny’s Corporation (NASDAQ: DENN) today announced the appointment of Kelli Valade as Chief Executive Officer and President, effective June 13, 2022. Ms. Valade will succeed John Miller, who previously announced his retirement, effective August 3, 2022. The Company also announced the retirement of Denny’s President Mark Wolfinger, who served Denny’s for 17 years, effective June 1, 2022. Mr. Miller and Mr. Wolfinger will retain their existing positions on the Board of Directors, which will help ensure a seamless transition.

“The Denny’s Board of Directors conducted an extensive search to identify a forward-thinking, strategic CEO and President who will build on the successful leadership and growth established by John and Mark. In appointing Kelli, we have found a proven leader in the restaurant industry with the right combination of talent and experience to accelerate the current momentum of the Denny’s brand. The future of Denny’s is bright, and we are excited to have her at the helm as we build on our past successes,” said Brenda Lauderback, Chair of Denny’s Board of Directors. “On behalf of the Board, we are extremely appreciative of the successful foundation John and Mark created and congratulate them on well-deserved retirements from their executive positions. We also look forward to their continued contributions as members of the Denny’s Board of Directors.”

Ms. Valade, a 30-year restaurant veteran, brings to Denny’s a proven history of developing and executing bold strategies within the restaurant industry. She has deep experience in marketing, talent and people development, digital transformation, operational rigor and strategic development. While at Brinker International, she held roles as President, Chief Operating Officer, and Senior Vice President of Human Resources and was instrumental in helping the company accelerate its growth, drive greater operational efficiencies, and cultivate a purpose-driven culture to attract and retain employees. She was the first woman Brand President for Chili’s Bar & Grill where she led the strategic growth of more than 1,600 global restaurants and over 80,000 employees globally. Prior to her role as Red Lobster Chief Executive Officer, Ms. Valade served as Chief Executive Officer of Black Box Intelligence from 2019 to 2021.

Ms. Valade holds a bachelor’s degree in sociology from Binghamton and a Master of Business Administration from Syracuse University. She is on the Board of Directors of Seasoned.co, the Women’s Foodservice Forum, and the National Restaurant Association Education Foundation.

“Denny’s is a world-class brand that has earned the trust and loyalty of generations of guests as the leading family dining restaurant. I admire the Company’s guest-first approach and unwavering purpose of loving to feed people,” said Valade. “I am excited to work alongside a strong and highly experienced management team, a stellar franchise organization, and dedicated team members as we deliver further innovations while enhancing the guest experience. Stepping into this role, I am incredibly confident about the future opportunities for Denny’s and our commitment to driving long-term sustainable growth for our shareholders.”

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 30, 2022, Denny’s had 1,634 franchised, licensed, and company restaurants around the world including 153 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Investor Contact: Curt Nichols
877-784-7167

Media Contact: Hadas Streit, Allison+Partners
646-428-0629